Exhibit 23.1


                        CONSENT OF INDEPENDENT AUDITORS


          We consent to the reference to our firm under the heading "Experts" in this Registration Statement on Form S-3 and related Prospectus of Overseas Shipholding Group, Inc. for the registration of the securities listed on the cover page of the Prospectus, aggregating $500,000,000, and to the incorporation by reference therein of our report dated February 24, 2003, with respect to the consolidated financial statements of Overseas Shipholding Group, Inc. and Subsidiaries included in Overseas Shipholding Group Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

                                           /s/ Ernst & Young LLP




New York, New York
January 12, 2004